Exhibit 15.2

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-223951) on Form S-8 and in Registration Statements (No. 333-250020 and 333-252434) on Form F-3s of our report dated July 14, 2023, relating to the consolidated financial statements of Akso Health Group (formerly known as “Xiaobai Maimai Inc.”) and subsidiaries (the “Company”) as of March 31, 2023 and 2022, and for each of the two years in the period ended March 31, 2023 and 2022, appearing in this Annual Report on Form 20-F of the Company for the years ended March 31, 2023 and 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and significant transactions with related parties.

/s/ OneStop Assurance PAC

Singapore

July 14, 2023